Landry’s Restaurants, Inc. Announces Proposed Private Placement of Debt Securities

HOUSTON, December 14, 2010. Landry’s Restaurants, Inc.  (“Landry’s” or the “Company”) today announced that it intends to offer up to an additional $87.0 million aggregate principal amount of 11 5/8% senior secured notes due 2015 (the “Additional Notes”) in a private placement not registered under the Securities Act of 1933. The Additional Notes will have the same terms and be part of the same series as the $453.5 million aggregate principal amount of 11 5/8% senior secured notes due 2015 which were previously issued.

Proceeds from the offering will be used to pay for the acquisition of Bubba Gump Shrimp Co. Restaurants, Inc., if such acquisition is consummated; to pay related fees and expenses; and for general corporate purposes.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.  This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Landry’s Restaurants, Inc.

Landry’s is a national, diversified restaurant, hospitality and entertainment company principally engaged in the ownership and operation of full-service, casual dining restaurants, primarily under the names of Rainforest Cafe, Saltgrass Steak House, Landry’s Seafood House, Charley’s Crab, The Chart House,  Oceanaire and the Signature Group of restaurants.  Landry’s also manages the Claim Jumper restaurant chain. The Company is also engaged in the ownership and operation of select hospitality businesses, including the Golden Nugget Hotel & Casinos in Las Vegas and Laughlin, Nevada.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. You are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include the occurrence of any event, change or other circumstances that could give rise to the termination of the currently pending merger with Bubba Gump; risks that the proposed merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the ability to recognize the benefits of the merger; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming, restaurant and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; ineffective marketing or promotions, weather, management turnover, higher interest rates and gas prices, negative same store sales and other risks described in the filings of the Company with the Securities and Exchange Commission, including but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and the Quarterly Reports filed on Form 10-Q for the three month periods ending March 31, 2010, June 30, 2010 and September 30, 2010. The Company may not update or revise any forward-looking statements made in this press release.

CONTACT:	Tilman J. Fertitta Chairman, President and CEO (713) 850-1010	Rick H. Liem Executive Vice President and CFO (713) 850-1010